Exhibit 8

CONTACT:  Childrobics, Inc.
          (516) 694-0999
                                                          FOR IMMEDIATE RELEASE

                CHILDROBICS, INC. ANNOUNCES A MAJOR RESTRUCTURING
              AND REORGANIZATION. MR. GERARD A. REDA HAS BEEN NAMED
                                PRESIDENT AND CEO

Farmingdale, New York, October 4, 1996 - Childrobics, Inc.
announced today a restructuring of its business that included:

o The completion of a merger with Just Kiddie Rides, Inc. (also of Farmingdale, NY)

o        The sale and/or transfer of its under-performing "Play
         Stations" for $410,000 plus assumption of all debt.

o The infusion of new capital in the form of a $1.5 million loan from a group of institutional investors.

The sale of these Childrobics playcenters combined with the merger with Just Kiddie Rides "will allow Childrobics to focus on its core business of coin-operated games and rides for kids of all ages" said Mr. Reda the new CEO. "The sale of these fixed sight locations, along with the elimination of redundant operations should save the combined company over $6.0 million annually and moreover the additional new capital, along with the financial strength of the Just Kiddie Ride operation should virtually erase the trade debt that has been a drag on the growth of Childrobics."

Mr. Reda's previous company, Just Kiddie Rides, Inc., is the premier supplier and operator of coin-operated children's rides in North America. These "mini attractions" including generic shapes and rides as well as custom products ranging from the classic "Coney Island Carousel Horse" to "Corporate Logos" as well as products and licensed properties from Hanna Barbera, D.C. Comics, Turner Entertainment, United Feature Syndicate and the NASCAR. Some of Just Kiddie Rides most popular rides include: Batmobile, Peanuts, Flintstones, Tom & Jerry and the Jetsons. In just eight years, this previously private company has grown to become the market store leader in the U.S. of coin-operated rides. This $6.5 million addition to Childrobics' revenue enjoys distribution and operating contracts with many of America's finest retailers including: Toy "R" Us, Walmart, BJ's Wholesale Club, King Kullen, Edwards, Foodtown and many others.

The company's announced sale of its three playcenters in Danbury CT, and Lynbrook and Medford NY to Express Vending Corporation resulted in total consideration of $410,000 in the form of cash and short term notes, and the assumption of an aggregate debt of $450,000. In addition, the company also transferred its playcenters in Manhattan as well as Bayside and Avenue "U" in Brooklyn to Mr. Casaccio, previously of Childrobics, for the assumption of debt and as part of his separation agreement.



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The company also announced the consummation of its Employment and Option
Termination Agreement with its three previous senior officers, Mr. Casaccio, Mr. Melnick and Mr. Bartlett, its Chairman, President and Executive Vice President, respectively. These individuals also resigned as directors of the company and relinquished certain options previously granted to them by the company.

Mr. Conrad Gunther Jr. and Mr. Douglas Fox, the company's two outside directors, expressed their enthusiasm for the potential of the "New Childrobics" in a joint statement. "The company, previously in serious financial trouble, is now on its way towards solid financial footing, thanks in part to the funding and confidence of our institutional investors. Our trade and other short term debt has been eliminated or restructured. The company's strategies and operations are more single-mindedly focused. Most importantly, we have installed a dynamic new leader, Mr. Gerard Reda. Jerry Reda is an executive with a proven track record of success in this industry and is admired and respected by both suppliers and customers. The future is now bright for the 'New Childrobics.'"

The company also announced the addition of Mr. Reda to the board and appointed him Chairman as well as CEO. This brings the Board of Directors to a total of three with two authorized positions remaining unfilled. Questions concerning Childrobics should be directed to the Board located at 200 Smith Street, Farmingdale, NY 11735.


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